Exhibit 23.1

Independent Auditors’ Consent

Board of Directors

ProCyte Corporation

Redmond, Washington

We consent to the incorporation by reference in Registration Statement Nos. 333-46506, 333-64339, 33-59983, 33-48809, and 33-40565 on Form S-8 of ProCyte Corporation of our report dated February 21, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, for the year ended December 31, 2002, as discussed in Note 1 to the consolidated financial statements), appearing in the Annual Report on Form 10-K of ProCyte Corporation for the year ended December 31, 2002.

Deloitte & Touche LLP

Seattle, Washington

March 28, 2003